Exhibit 99.1

CPI International Announces Fourth Quarter and Fiscal 2006 Financial Results

In Fiscal 2006, Sales Increased Six Percent, Net Income Increased 26 Percent
and Net Income Per Diluted Share Increased 11 Percent

Company Provides Outlook for Fiscal 2007

          PALO ALTO, Calif., Dec. 12 -- CPI International, Inc. (Nasdaq: CPII), the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications, today announced financial results for the fourth quarter and fiscal year ended September 29, 2006.

          CPI International, Inc. (CPI) generated total sales of $339.7 million in fiscal 2006, an increase of approximately six percent from the $320.7 million in the prior fiscal year, representing the fourth consecutive fiscal year of increasing sales and the company’s highest annual sales since its inception in 1995.  In fiscal 2006, sales in the radar market increased approximately 10 percent, sales in the medical market increased approximately 14 percent and sales in the communications market increased approximately five percent. These increases were partially offset by decreases in the company’s three smallest markets: the electronic warfare, industrial and scientific markets.

          “Fiscal 2006 was a very successful and exciting time for CPI, during which we further strengthened our leading position in our markets and achieved record financial results,” said Joe Caldarelli, chief executive officer of CPI.  “We became a public company in April, completed the physical move of our Eimac operations in June, won a number of important defense and commercial contracts and continued to enhance our product and market coverage.  In addition, we generated record sales, net income, EBITDA and adjusted EBITDA results in fiscal 2006.”

          Fiscal 2006 Financial Results

          In fiscal 2006, CPI generated net income of $17.2 million, or $1.09 per share on a diluted basis, a 26 percent increase from the $13.7 million, or $0.98 per share on a diluted basis, generated in fiscal 2005.  CPI generated EBITDA of $59.1 million in fiscal 2006, a three percent increase as compared to the $57.3 million generated in the prior fiscal year.  The increases in net income and EBITDA were primarily the result of:

--	a $19.0 million increase in sales volume;
--	a $6.7 million decrease in stock-based compensation expenses in fiscal 2006; and
--	a lower effective tax rate of 34 percent in fiscal 2006, as compared to 40 percent in fiscal 2005.

          These increases were partially offset by the $5.8 million negative impact of the relocation of the Eimac operations on the company’s operating income and EBITDA, including:

--	a $2.8 million increase, from $1.8 million in fiscal 2005 to $4.6 million in fiscal 2006, in direct costs for the move; and
--	an estimated $3.0 million in indirect costs for unfavorable overhead absorption and manufacturing variances due to sales reductions in fiscal 2006 during the move.

          The increases to net income and EBITDA were also offset by the payment of $3.3 million in one-time, special bonuses to certain employees and directors in the first quarter of fiscal 2006 prior to the initial public offering of CPI’s common stock.  In addition, the company’s net income results in fiscal 2005 included amortization of acquisition-related intangible assets that were $5.3 million higher in fiscal 2005 than the amount recorded in fiscal 2006.

          CPI’s lower effective income tax rate in fiscal 2006 is primarily due to a change in filing position made by the company as a result of foreign income tax planning activities.  This change included a related adjustment for the difference between the company’s estimated income tax expense for fiscal 2005 and the actual taxes paid with CPI’s tax return for fiscal 2005 based on the new tax filing position.  The positive impact of this adjustment was partially offset by an increase in the company’s tax contingency reserves based on a tax examination by the Canada Revenue Agency for the company’s tax returns filed in fiscal 2000 through fiscal 2003.

          CPI’s adjusted EBITDA totaled $67.2 million, or approximately 20 percent of sales, in fiscal 2006.  In fiscal 2005, CPI generated adjusted EBITDA of $66.4 million, or approximately 21 percent of sales.  The increase in total adjusted EBITDA in fiscal 2006 was due to the increase in sales volume during the year, which was partially offset by an estimated $3.0 million in indirect costs for unfavorable overhead absorption and manufacturing variances in the Eimac operations related to a $12.9 million decrease in those operations’ sales in fiscal 2006 as compared to fiscal 2005.  The decrease in the Eimac operations’ sales was primarily due to the relocation of those operations and their subsequent integration into the Microwave Power Products division.

          As of September 29, 2006, CPI’s cash and cash equivalents totaled $30.2 million, an increase from the $26.5 million reported as of September 30, 2005. This $3.7 million increase in cash and cash equivalents in fiscal 2006 consists of the following items:

--	Cash flow from operating activities less capital expenditures, which includes:

	-	$15.0 million from operating activities less capital expenditures, excluding the non-recurring items listed below. Recurring capital expenditures totaled $3.9 million in fiscal 2006.
	-	$10.8 million used for non-recurring expenditures, net of taxes, related to the Eimac relocation, $4.7 million of which were for capital expenditures.
	-	$2.3 million used for non-recurring capital expenditures for the expansion of CPI’s Canadian facility.
	-	$2.0 million used for a special bonus, net of taxes, in the first quarter of fiscal 2006 prior to the initial public offering of CPI’s common stock.

--	$10.8 million provided by net proceeds received at the close of the sale of the company’s San Carlos, Calif. facility; and
--	$7.0 million used to fund a portion of the special cash dividend paid to stockholders in the first quarter of fiscal 2006.

          Fiscal 2006 Sales and Orders Highlights

          CPI serves the radar, electronic warfare, medical, communications, industrial and scientific markets.  Some of the key sales and orders highlights in these markets in fiscal 2006 included:

--

In the radar and electronic warfare markets, on a combined basis, shipments for domestic and foreign military programs increased approximately seven percent in comparison to fiscal 2005.  Sales of products to support the Aegis radar system totaled approximately $16.0 million.  CPI’s business in these markets generally consists of numerous orders in the $0.5 million to $3.0 million range, resulting in no dominant product or program.

--

In the medical market, total sales, including sales of medical imaging, MRI and radiation therapy products, increased approximately 14 percent in fiscal 2006.  Sales of x-ray generators increased approximately 33 percent, including $4.5 million in x-ray generators to Russia and South America for major healthcare upgrade initiatives in these markets. Sales of products for MRI applications totaled $6.2 million in fiscal 2006.

--

In the communications market, total sales increased approximately five percent in comparison to the prior fiscal year.  Sales of newer satellite communications products, including “millimeter wave” amplifiers and “outdoor unit” amplifiers, increased by $7.5 million.  Sales of “indoor unit” amplifiers increased by $3.9 million.

--

The planned acceleration of product shipments in fiscal 2005 in preparation for the relocation of CPI’s Eimac operations, and the subsequent expected decrease in Eimac product shipments during the move in fiscal 2006, negatively impacted sales in the medical market by $3.9 million, in the communications market by $5.0 million and in the industrial market by $2.4 million in fiscal 2006 as compared to fiscal 2005.

--

CPI provided the 94 gigahertz Extended Interaction Klystron (EIK) that is the enabling element in the radar used by NASA’s CloudSat, an Earth Observation satellite.  The cloud-profiling radar on-board CloudSat, including the EIK, became operational in June 2006.

--

CPI provided solid-state power amplifiers to SWE-DISH Satellite Systems for use in SWE-DISH(R) IPT Suitcases, which are small, broadband satellite terminals used for the transmission of video, data and voice content via satellite from remote or temporary sites anywhere in the world.

--

CPI received an indefinite-delivery/indefinite-quantity contract award for up to $11.4 million from the U.S. Navy for major repair and replacement of vacuum electron devices in support of the ALQ-126B airborne defensive electronic countermeasures system.

          Fourth Quarter 2006 Financial Results

          In the fourth quarter of fiscal 2006, CPI generated total sales of $82.6 million, an increase of 10 percent as compared to $74.9 million in the same quarter of the prior year, representing the highest sales for the fourth quarter of a fiscal year since the company’s inception.  CPI’s total sales for the fourth quarter benefited from growth in five of its six end markets: sales increased 17 percent in the company’s largest market, the radar market, six percent in the electronic warfare market, 29 percent in the medical market, 13 percent in the industrial market and 21 percent in the scientific market.  These increases were partially offset by a six percent decline in sales in the company’s second largest market, the communications market.

          CPI generated net income of $6.2 million, or $0.35 per share on a diluted basis, in the fourth quarter of fiscal 2006, an increase from the $2.4 million net loss, or $0.19 per share on a diluted basis, generated in the same quarter of the previous fiscal year.  During the fourth quarter of fiscal 2006, CPI’s EBITDA totaled $15.3 million, or approximately 18 percent of sales, an increase from the $4.2 million, or approximately six percent of sales, generated in the fourth quarter of fiscal 2005.  In the fourth quarter of fiscal 2006, CPI generated adjusted EBITDA of $16.2 million, or approximately 20 percent of sales, an increase from the $11.2 million, or approximately 15 percent of sales, generated in the same quarter of the previous year.

          The increases in net income and EBITDA were primarily due to a decrease in stock-based compensation expenses and higher-sales in the fourth quarter of fiscal 2006 as compared to the same quarter in the prior year, as well as a lower effective income tax rate of 19 percent in the fourth quarter of fiscal 2006 as compared to 40 percent in the same quarter of fiscal 2005.  In the fourth quarter of fiscal 2005, CPI incurred $6.1 million in stock-based compensation expenses related to performance-based stock options.

          Fiscal 2007 Outlook

          In fiscal 2007, CPI expects:

--	Between $350 million and $355 million in total sales.
--

Between $1.24 and $1.30 in net income per share on a diluted basis, which includes approximately $1.0 million in pre-tax stock-based compensation expenses for fiscal 2007.  This calculation also assumes that the average exchange rate in fiscal 2007 will be in the range of U.S. $0.89 - $0.91 to one Canadian dollar and that CPI will have approximately 17.7 million weighted average shares outstanding on a diluted basis in fiscal 2007.

--	Between $68.0 million and $70.0 million in adjusted EBITDA.
--	Between $20 million and $25 million in cash provided by operating activities and investing activities, excluding the following non-recurring items:

-

Approximately $4.5 million in non-recurring capital expenditures related to the expansion of the company’s Canadian facility, which began in May 2006.  (The company expects total capital expenditures in fiscal 2007 to equal approximately $9.0 million); and

	-	Approximately $4.5 million in tax payments related to the taxable gain on the sale of CPI’s San Carlos facility in September 2006.

--	An overall tax rate of approximately 38 percent.

          In fiscal 2005 and 2006, CPI’s traditional seasonal pattern was interrupted by the impact of the relocation of the Eimac operations.  In fiscal 2007, CPI expects to generate relatively equal financial results in the second, third and fourth quarters.  Financial results in the first quarter are expected to be slightly weaker, in keeping with CPI’s traditional seasonal pattern.  The company expects its net income in the first quarter of fiscal 2007 to be approximately $0.5 million lower than its net income in the second, third and fourth quarters of the fiscal year.

          Financial Community Conference Call

          In conjunction with this announcement, CPI will hold a conference call on Wednesday, December 13, 2006 at 11:00 a.m. (EST) that will be simultaneously broadcast live over the Internet on the company’s Web site.  To participate in the conference call, please dial (866) 356-3095, or (617) 597-5391 for international callers, enter participant pass code 95142057 and ask for the CPI International Fourth Quarter and Fiscal Year 2006 Financial Results Conference Call.  To access the call via the Web, please visit http://investor.cpii.com .

          About CPI International, Inc.

          CPI International, Inc., headquartered in Palo Alto, California, is the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications. Communications & Power Industries, Inc. develops, manufactures and distributes products used to generate, amplify and transmit high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications.  End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of deception signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, Internet and other types of communications; providing power and control for medical diagnostic imaging; and generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications.

          Non-GAAP Supplemental Information

          EBITDA, adjusted EBITDA and adjusted EBITDA margin presented above and in the financial information attached hereto are non-generally accepted accounting principles (GAAP) financial measures.  EBITDA represents earnings before provisions for income taxes, net interest expense and depreciation and amortization.  Adjusted EBITDA represents EBITDA further adjusted to exclude certain non-cash and non-recurring items.  Adjusted EBITDA margin represents adjusted EBITDA divided by sales.  For more information regarding these non- GAAP financial measures for the periods presented and a reconciliation of these measures to GAAP financial information, please see the attached financial information; this press release and the attached financial information are available in the investor relations section of the company’s Web site at http://investor.cpii.com .

          CPI believes that GAAP-based financial information for highly leveraged businesses, such as the company’s business, should be supplemented by EBITDA, adjusted EBITDA and adjusted EBITDA margin so that investors better understand the company’s operating performance in connection with their analysis of the company’s business.  In addition, CPI’s management team uses EBITDA and adjusted EBITDA to evaluate the company’s operating performance, to monitor compliance with certain covenants of its senior credit facility, to make day- to-day operating decisions and as a component in the calculation of management bonuses.  Other companies may define EBITDA, adjusted EBITDA and adjusted EBITDA margin differently and, as a result, the company’s measures may not be directly comparable to EBITDA, adjusted EBITDA and adjusted EBITDA margin of other companies.  Because EBITDA, adjusted EBITDA and adjusted EBITDA margin do not include certain material costs, such as interest and taxes, necessary to operate the company’s business, when analyzing the company’s business, these non-GAAP measures should be considered in addition to, and not as a substitute for, net income (loss), cash flows from operating activities, net income margin or other statements of operations or statements of cash flows data prepared in accordance with GAAP.

###

          Certain statements included above constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward- looking statements provide our current expectations, beliefs or forecasts of future events.  Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual events or results to differ materially from the results projected, expected or implied by these forward looking statements.  These factors include, but are not limited to, competition in our end markets; our significant amount of debt; changes or reductions in the U.S. defense budget; U.S. government contracts laws and regulations; changes in technology; the impact of unexpected costs; inability to obtain raw materials and components; and currency fluctuations.  These and other risks are described in more detail in our periodic filings with the Securities and Exchange Commission.  As a result of these uncertainties, you should not place undue reliance on these forward-looking statements.  All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us.  We undertake no duty or obligation to publicly revise any forward-looking statement to reflect circumstances or events occurring after the date hereof or to reflect the occurrence of unanticipated events or changes in our expectations.

Contact:
Amanda Mogin, Communications & Power Industries, investor relations, 650.846.3998, amanda.mogin@cpii.com

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data - unaudited)

	Quarter Ended

	September 29, 2006	September 30, 2005

Sales	$82,648	$74,897
Cost of sales	56,840	52,768

Gross profit	25,808	22,129

Operating costs and expenses:
Research and development	2,184	2,013
Selling and marketing	4,875	5,150
General and administrative	4,999	12,514
Amortization of acquisition-related intangible assets	548	548
Net loss on disposition of assets	166	151

Total operating costs and expenses	12,772	20,376

Operating income	13,036	1,753
Interest expense, net	5,397	5,801

Income (loss) before income taxes	7,639	(4,048)
Income tax expense (benefit)	1,448	(1,603)

Net income (loss)	$6,191	$(2,445)

Net income (loss) per share:
Basic	$0.39	$(0.19)

Diluted	$0.35	$(0.19)

Shares used to compute net income (loss) per share:
Basic	16,028,279	13,078,954

Diluted	17,450,755	13,078,954

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data - unaudited)

	Year Ended

	September 29, 2006	September 30, 2005

Sales	$339,717	$320,732
Cost of sales, including $351 of amortization of acquisition-related inventory write-up for year ended September 30, 2005	236,063	216,031

Gross profit	103,654	104,701

Operating costs and expenses:
Research and development	8,550	7,218
Selling and marketing	19,827	18,547
General and administrative	22,418	27,883
Amortization of acquisition-related intangible assets	2,190	7,487
Net loss on disposition of assets	586	446

Total operating costs and expenses	53,571	61,581

Operating income	50,083	43,120
Interest expense, net	23,806	20,310

Income before income taxes	26,277	22,810
Income tax expense	9,058	9,138

Net income	$17,219	$13,672

Net income per share:
Basic	$1.20	$1.05

Diluted	$1.09	$0.98

Shares used to compute net income per share:
Basic	14,311,367	13,078,954

Diluted	15,788,711	13,973,727

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands - unaudited)

	September 29, 2006	September 30, 2005

Assets
Current Assets:
Cash and cash equivalents	$30,153	$26,511
Restricted cash	1,746	1,287
Accounts receivable, net	43,628	39,295
Inventories	54,031	50,620
Deferred tax assets	11,520	12,346
Prepaid and other current assets	3,080	3,981

Total current assets	144,158	134,040
Property, plant, and equipment, net	63,851	83,624
Deferred debt issue costs, net	9,644	11,061
Intangible assets, net	75,489	77,941
Goodwill	147,489	145,462
Other long-term assets	1,128	2,416

Total assets	$441,759	$454,544

Liabilities and stockholders’ equity
Current Liabilities:
Current portion of long-term debt	$1,714	$—
Accounts payable	19,101	21,421
Accrued expenses	23,269	27,247
Product warranty	5,958	6,359
Income taxes payable	10,693	1,546
Advance payments from customers	6,310	12,067

Total current liabilities	67,045	68,640
Deferred income taxes	29,933	35,556
Advance payments from sale of San Carlos property	—	13,450
Long-term debt, less current portion	245,067	284,231
Other long-term liabilities	41	—

Total liabilities	342,086	401,877

Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value	160	131
Additional paid-in capital	65,295	34,595
Accumulated other comprehensive income	679	1,621
Retained earnings	33,539	16,320

Total stockholders’ equity	99,673	52,667

Total liabilities and stockholders’ equity	$441,759	$454,544

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands - unaudited)

	Year Ended

	September 29, 2006	September 30, 2005

Cash flow from operating activities
Net cash provided by operating activities	$10,897	$31,349

Cash flow from investing activities
Proceeds from sale of property, plant and equipment	11,334	—
Expenses relating to sale of San Carlos property	(577)	(224)
Capital expenditures	(10,913)	(17,131)
Purchase of Econco’s net assets, net of cash acquired	—	(18,325)

Net cash used in investing activities	(156)	(35,680)

Cash flow from financing activities
Proceeds from issuance of floating rate senior notes	—	79,200
Proceeds from issuance of common stock	52,940	—
Proceeds from exercise of stock options	55	—
Repayments on senior term loan	(47,500)	(9,550)
Proceeds from senior term loan	10,000	—
Debt issuance cost	—	(3,455)
Common stock issuance cost	(5,641)	—
Repayment of capital leases	—	(20)
Stockholder distribution payments	(17,000)	(75,809)
Excess tax benefit on stock option exercises	47	—

Net cash used in financing activities	(7,099)	(9,634)

Net increase (decrease) in cash and cash equivalents	3,642	(13,965)
Cash and cash equivalents at beginning of period	26,511	40,476

Cash and cash equivalents at end of period	$30,153	$26,511

Supplemental cash flow disclosures
Cash paid for interest	$23,549	$17,460
Cash paid for taxes, net of refunds	$6,157	$13,311

CPI International, Inc.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands - unaudited)

		Quarter Ended		Year Ended

		Sept. 29, 2006	Sept. 30, 2005	Sept. 29, 2006	Sept. 30, 2005

Net income (loss)		$6,191	$(2,444)	$17,219	$13,672
Depreciation and amortization		2,227	2,410	9,013	14,177
Interest expense, net		5,397	5,801	23,806	20,310
Income tax expense (benefit)		1,448	(1,603)	9,058	9,138

EBITDA		15,263	4,164	59,096	57,297
Add As Defined Adjustments:
Compensation expense from performance-based stock options	(1)	—	6,109	—	6,985
Stock-based compensation expense	(2)	165	—	274	—
Amortization of acquisition-related inventory write-up	(3)	—	—	—	351
Special bonus	(4)	—	—	3,250	—
Move-related expenses	(5)	749	909	4,582	1,790

Gross Adjustments		914	7,018	8,106	9,126

Adjusted EBITDA		$16,177	$11,182	$67,202	$66,423
Adjusted EBITDA margin	(6)	19.6%	14.9%	19.8%	20.7%
Net income (loss) margin	(7)	7.5%	(3.3% )	5.1%	4.3%

(1)	Represents a non-cash charge related to employee performance-based stock options. All employee performance-based stock options were fully vested as of the end of fiscal year 2005.

(2)	Represents a non-cash charge for stock options and restricted stock awards that are not performance-based.

(3)	Represents a non-cash charge related to purchase accounting for the acquisition of Econco Broadcast Service, Inc.

(4)	Represents a one-time special bonus to employees and directors (other than directors who are employees or affiliates of The Cypress Group) to reward them for the increase in company value.

(5)

Represents direct costs related to the relocation of the San Carlos, California facility to our Palo Alto, California and Mountain View, California facilities. This adjustment does not include indirect costs for overhead absorption and manufacturing variances due to the accelerated delivery of products into fiscal year 2005 and the offsetting delivery reductions in fiscal year 2006 at our Eimac division.

(6)	Represents adjusted EBITDA divided by sales.

(7)	Represents net income divided by sales.